                              FOR IMMEDIATE RELEASE

CONTACT:

Warren Antler
The Altman Group
212-400-2605
wantler@altmangroup.com


               THE CHINA FUND, INC. REPORTS FIRST QUARTER RESULTS

NEW YORK, New York, March 15, 2005 --- The China Fund, Inc. (NYSE: CHN) today announced its financial results for the first quarter ended January 31, 2005. The Fund is a closed-end management investment company seeking long-term capital appreciation primarily through investments in equity securities of companies engaged in a substantial amount of business in the People's Republic of China.

On December 10, 2004, the Fund announced that it would pay a distribution of $0.1963 of net investment income and short-term and long term capital gains of $0.1074 and $3.2664, respectively, on January 7, 2005 to shareholders of record at the close of business on December 22, 2004. On January 31, 2005, the Fund's total net assets were $262,460,528 and its net asset value per share was $25.89 based on 10,138,287 shares outstanding. This represents a 10.6% increase in the Fund's net asset value of $26.27 on October 31, 2004 after taking into consideration the January distribution. The Fund's total net assets on October 31, 2004 were $264,885,975.

For the quarter ended January 31, 2005, the Fund reported a net investment loss of approximately $148,992 or $0.01 per share versus a net investment loss of approximately $531,150 or $0.05 per share for the quarter ended January 31, 2004. Net realized and unrealized gains, for the three months ended January 31, 2005, were $24,048,611 or $2.37 per share compared to net realized and unrealized gains of $14,731,533 or $1.46 per share for the first quarter of fiscal year 2004.

                                         January 31, 2005               October 31, 2004                January 31, 2004
                                         ----------------               ----------------                ----------------
Total Net Assets                           $262,460,528                   $264,885,975                    $275,891,095
Net Asset Value                               $25.89                         $26.27                          $27.36
Shares Outstanding                          10,138,287                     10,081,913                      10,081,913

                              FOR IMMEDIATE RELEASE


CONTACT:
Warren Antler
The Altman Group
212-400-2605
wantler@altmangroup.com


         THE CHINA FUND, INC. REPORTS FIRST QUARTER RESULTS (CONTINUED)


The China Fund, Inc. is listed on the New York Stock Exchange under the ticker symbol "CHN". The Fund's investment manager is Martin Currie Inc. The Fund's direct investment manager is Asian Direct Capital Management.

For further information regarding the Fund and the Fund's holdings, please call
(888)-CHN-CALL or visit the Fund's website at www.chinafundinc.com.


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